As filed with the Securities and Exchange Commission on May 28, 2015

Registration No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________

Blue Bird Corporation
(Exact name of registrant as specified in its charter)

______________________

Delaware	46-3891989
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

402 Blue Bird Blvd.
Fort Valley, GA 31030
Telephone: (478) 825-2130
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
 ______________________

Blue Bird Corporation 2015 Omnibus Equity Incentive Plan

(Full title of the plan)
______________________

Philip Tighe
Chief Financial Officer
Blue Bird Corporation
402 Blue Bird Blvd.
Fort Valley, GA 31030
Telephone: (478) 825-2009
(Name, address, including zip code, and telephone number, including area code, of agent for service)
 _________________________

Copies to:

Peter H. Ehrenberg, Esq.
Laura R. Kuntz, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.0001 par value per share	3,700,000	$10.05 - $12.61	$44,086,760	$5,123.00

(1) Covers 3,700,000 shares of common stock issuable under the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”) and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an indeterminable number of additional shares of common stock issuable under the Incentive Plan, as such amount may be adjusted as a result of stock splits, stock dividends, recapitalizations, anti-dilution provisions and similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the Incentive Plan are based upon the weighted-average exercise price of such outstanding options and (b) for shares reserved for future issuance under the Incentive Plan are based on the average of the high and the low price of the registrant’s common stock as reported on The NASDAQ Capital Market on May 22, 2015. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate offering price(2)
Shares issuable upon the exercise of outstanding options granted under the Incentive Plan (3)	1,004,000	$10.05	$10,090,200
Shares reserved for future grant under the Incentive Plan (3)	2,696,000	$12.61	$33,996,560
Proposed Maximum Aggregate Offering Price			$44,086,760
Registration Fee			$5,123.00

 (3) Pursuant to the terms of the Incentive Plan, any shares subject to outstanding options originally granted under the Incentive Plan that terminate, expire or lapse for any reason shall become available for issuance pursuant to subsequent awards granted under the Incentive Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”) as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words “Blue Bird,” “we,” “us,” the “Company,” and “our” refer to Blue Bird Corporation and its subsidiaries.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by Blue Bird Corporation (which was named “Hennessy Capital Acquisition Corp.” prior to February 24, 2015 and in either case is referred to herein as the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

•
Hennessy Capital’s definitive proxy statement, dated January 20, 2015, filed by us with the SEC in connection with our 2015 special meeting in lieu of annual meeting (the “Definitive Proxy Statement”);

•	Hennessy Capital’s proxy statement supplement, dated February 10, 2015, filed by us with the SEC to supplement the Definitive Proxy Statement;

•
Current Reports on Form 8-K filed by Hennessy Capital with the SEC on January 7, 2015, January 22, 2015, February 9, 2015, February 10, 2015, February 11, 2015, February 17, 2015, February 19, 2015 and February 23, 2015 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

•
Current Reports on Form 8-K filed by Blue Bird Corporation with the SEC on February 26, 2015, March 2, 2015 (two reports, one of which was amended on March 6, 2015 and on April 23, 2015), March 3, 2015, March 18, 2015, April 16, 2015, and April 23, 2015 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

•	Hennessy Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed under the name Blue Bird Corporation with the SEC on February 27, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended April 4, 2015 filed by Blue Bird Corporation with the SEC on May 19, 2015; and

•
the description of our Common Stock contained in Item 2.01 of the Current Report on Form 8-K filed by Blue Bird Corporation with the SEC on March 2, 2015, including any amendments or reports filed for the purposes of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Company’s certificate of incorporation, as amended and restated, and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Company, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the Company, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the Company is jointly liable with the director or officer, to the fullest extent permitted by law, the Company waives and relinquishes any right of contribution it may have against the director of officer; (iii) proportionate contribution by the Company of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the Company is jointly liable; and (iv) to the fullest extent permitted by law, that the Company will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Company. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

The Company has purchased directors’ and officers’ liability insurance. The Company believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.         Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, (1) that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Valley, State of Georgia, on this 28th day of May, 2015.

Blue Bird Corporation

By: /s/ Phil Horlock
                                 Phil Horlock
Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Phil Horlock	President, Chief Executive Officer and Director
Phil Horlock	(Principal Executive Officer)	May 28, 2015

/s/ Phil Tighe	Chief Financial Officer
Phil Tighe	[(Principal Financial and Accounting Officer)]	May 28, 2015

/s/ Gurminder S. Bedi*
Gurminder S. Bedi	Director	May 28, 2015

/s/ Dennis Donovan*
Dennis Donovan	Director	May 28, 2015

/s/ Chan Galbato*
Chan Galbato	Director	May 28, 2015

/s/ Adam Gray*
Adam Gray	Director	May 28, 2015

/s/ Daniel J. Hennessy*
Daniel J. Hennessy	Director	May 28, 2015

/s/ Dev Kapadia*
Dev Kapadia	Director	May 28, 2015

/s/ James Marcotuli*
James Marcotuli	Director	May 28, 2015

/s/ Alan H. Schumacher*
Alan H. Schumacher	Director	May 28, 2015

*By: /s/ Phil Horlock
Phil Horlock
Attorney-in-Fact

Exhibit Number	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. (now named Blue Bird Corporation) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 26, 2015).

4.2
Bylaws of Hennessy Capital Acquisition Corp. (incorporated herein by reference to Exhibit 3.3 of the registrant’s Registration Statement on Form S-1 (File No. 333-192982) filed with the SEC on December 20, 2013).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 2, 2015).

5.1	Opinion of Lowenstein Sandler LLP.*

23.1	Consent of Rothstein Kass*

23.2	Consent of KPMG LLP.*

23.3	Consent of PricewaterhouseCoopers LLP.*

23.4	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).*

24.1	Power of Attorney.*

99.1
Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (incorporated herein by reference to Annex D of the Definitive Proxy Statement on Schedule 14A of Hennessy Capital Acquisition Corp. (now named Blue Bird Corporation) filed with the SEC on January 20, 2015). ††

99.2
Form of grant agreement for incentive stock options granted under the Incentive Plan (incorporated by reference to Exhibit 10.16 to the registrant’s Current Report on Form 8-K filed with the SEC on March 2, 2015). ††

99.3
Form of grant agreement for non-qualified stock options granted under the Incentive Plan (incorporated by reference to Exhibit 10.17 to the registrant’s Current Report on Form 8-K filed with the SEC on March 2, 2015). ††

99.4
Form of grant agreement for restricted stock granted under the Incentive Plan (incorporated by reference to Exhibit 10.18 to the registrant’s Current Report on Form 8-K filed with the SEC on March 2, 2015). ††

99.5
Form of grant agreement for restricted stock units granted under the Incentive Plan (incorporated by reference to Exhibit 10.19 to the registrant’s Current Report on Form 8-K filed with the SEC on March 2, 2015). ††

* Filed herewith.

†† Management contract or compensatory plan or arrangement.